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                                December 28, 2000



CONFIDENTIAL


Mr. Raymond A. Foutch
President and Chief Executive Officer
Lariat Petroleum, Inc.
110 West 7th
Suite 1300
Tulsa, Oklahoma 74119

Dear Randy:

         This letter is intended to describe your role in Newfield Exploration Company and its subsidiary, NFX Development, Inc. (to be renamed following the merger) upon the merger of Lariat Petroleum, Inc. into NFX Development, Inc. ("Newfield Sub") and to confirm certain other benefits which will be granted to you after the merger is effective.

         You will be named and elected as the President of Newfield Sub and will serve in the capacity of its chief executive officer. You will also be named to the Board of Directors of Newfield Sub. In addition, you will be named a Vice President of the parent company, Newfield Exploration Company, and will be a member of the Leadership Team. To the extent practicable, you will participate in all meetings of the Leadership Team. You will be expected to participate in formulating the long term growth and operating strategy of Newfield and will have a primary role in implementing that strategy in the Midcontinent, the Rockies and Canada. As an officer of Newfield, you will participate in meetings of the Board of Directors to the same extent as other officers who are not members of the Board.

         On the effective date of the merger, the existing Employment Agreement between you and Lariat shall remain in full force and effect with the following modifications and amendments:

         (a)      Section 1.2 - delete "and Chairman of the Board".

         (b) You waive the right to terminate under Section 2.3 (i)(C) as a result of the Lariat - Newfield Sub merger, and upon the effective time of the merger, Section 2.3 (i)(D) shall be deleted in its entirety and Section 2.3 (i)(C) shall be amended to read:



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Mr. Raymond A. Foutch
December 28, 2000
Page 2


                           "(C) a change of control, as defined in the Newfield Exploration Company 2000 Omnibus Stock Plan, has occurred within the prior 60 days."

         (c)      Section 3.3 shall be modified to read:

                           "During his employment hereunder, Executive shall be afforded perquisites consistent with those provided to other Vice Presidents of the parent company, Newfield Exploration Company."

         (d) Section 5.1 shall be amended by deleting the last five lines thereof beginning with "provided, however ..."

         (e) Section 8.1 shall be amended to provide that notices to Company shall be to:

                                    Newfield Exploration Company
                                    363 N. Sam Houston Parkway East, Suite 2020
                                    Houston, Texas 77060
                                    Attention: Chief Executive Officer

         Except as specifically provided in the immediately preceding paragraph, this letter in no way modifies or amends your existing Employment Agreement. Except as provided in your existing Employment Agreement, your employment will be at will and you will serve at the discretion of the Board of Directors of Newfield Sub. This letter does not constitute a guarantee of employment for any specific term or in any specific capacity.

         Your current base salary at Newfield Sub will initially equal your current annual base salary of $225,000. Newfield makes salary adjustments in February of each year and your salary will be reviewed in February, 2001. Any adjustment will take into account the date and amount of your last salary increase.

         For 2001 and subsequent years, you will be eligible to participate in Newfield's Incentive Compensation Plan, which is described in the attachment. Bonuses payable under the Plan are paid in February of the following year.

         As of the effective date of the merger, you will be granted 25,000 shares of Restricted Stock and options to purchase 100,000 shares of Newfield Exploration Company common stock at the average of the high and low sale price per share of Newfield common stock on the New York Stock Exchange on such effective date. The Restricted Stock and options will vest over a



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Mr. Raymond A. Foutch
December 28, 2000
Page 3


five (5) year period with the first 40% vesting on the second anniversary of the grant and the remainder vesting 20% on each of the third, fourth and fifth anniversaries of the grant. A summary of the Plan under which the Restricted Stock and options are granted is attached.

                                       Sincerely,



DAT/dvv
Atts.



ACCEPTED by the undersigned Raymond A. Foutch this 28th day of December, 2000 to be effective on the effective date of the merger of Lariat into Newfield Sub.


/s/ RAYMOND A. FOUTCH
---------------------------------
Raymond A. Foutch